Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces

Fourth Quarter and Full Year Results

WESTBROOK, Maine, January 29, 2010 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the fourth quarter of 2009 increased 11% to $270.3 million, from $243.3 million for the fourth quarter of 2008. Organic revenue growth, as defined below, was 6%. Earnings per diluted share (“EPS”) for the quarter ended December 31, 2009 were $0.51, compared to $0.39 for the same period in the prior year. EPS grew 16% when compared to fourth quarter 2008 non-GAAP EPS, which adjusted EPS for the 2008 disposition of the pharmaceutical product lines and related restructuring. Please refer to the non-GAAP financial measures table below.

Organic revenue growth excludes the impact of changes in currency exchange rates, which contributed approximately 5% to revenue growth, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, which had minimal impact on revenue growth.

“IDEXX had a strong fourth quarter that exceeded our expectations,” stated Jonathan W. Ayers, Chairman and Chief Executive Officer. “Organic revenue growth, led by our Companion Animal Group, increased modestly to 6%, as strong demand for certain products such as our Catalyst Dx® chemistry analyzer offset continued economic weakness and soft consumer spending.”

“Sales of instruments and consumables, our largest business, benefited from Catalyst sales as we placed 763 units in the fourth quarter and over 2,046 units for the year.”

“International markets, particularly the Asia Pacific region, continued to perform very well. In that region, organic growth was 30% for the quarter and 20% for the year, reflecting a further acceleration of growth in this region.”

“Throughout the year, we continued to identify opportunities for increased operating efficiency while maintaining investment in areas critical to achieving our longer-term strategic and operational objectives. This focus on operational efficiency enabled us to exceed our earnings guidance for the year, despite weaker than anticipated top-line growth.”

“As we look to 2010, we remain confident in our growth strategies due to the fundamental attractiveness of our markets, our unique and innovative product and service offering, and our global footprint.  We also are targeting earnings to grow faster than revenue, reflecting operating margin expansion in our two largest businesses, instruments and consumables and reference laboratory services.”

IDEXX Announces Fourth Quarter Results
January 29, 2010

Revenue Performance

Please refer to the table below entitled “Revenues and Revenue Growth Analysis by Product and Service Categories” in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the fourth quarter of 2009 were $217.9 million compared to $196.5 million for the fourth quarter of 2008. Changes in foreign currency exchange rates and revenues from a recently acquired business contributed approximately 4% and 1%, respectively, to revenue growth. Organic growth of 6% was the result of increased sales volume, primarily in the IDEXX VetLab® and laboratory and consulting services product lines. In the IDEXX VetLab® product line, higher sales volume was driven by sales of our Catalyst Dx® chemistry analyzer and instrument consumables. In the laboratory and consulting services product line, revenue growth was due to higher volume and higher unit sales prices on reference laboratory tests. These favorable impacts were partly offset by lower sales volume and lower average unit sales prices for LaserCyte® hematology analyzers.

Water. Water segment revenues for the fourth quarter of 2009 were $18.5 million compared to $17.2 million for the fourth quarter of 2008. Changes in foreign currency exchange rates contributed approximately 5% to revenue growth. Organic revenue growth of 3% was the result of higher unit sales prices due, in part, to higher relative sales in geographies where products are sold at higher unit sales prices.

Production Animal Segment. Production Animal Segment (“PAS”) revenues for the fourth quarter of 2009 were $23.4 million compared to $20.3 million for the fourth quarter of 2008. Changes in foreign currency exchange rates contributed approximately 10% to revenue growth. Organic revenue growth of 5% was the result of higher sales volumes, partly offset by lower unit sales prices.

Year-to-Date Results

Revenues for the year ended December 31, 2009 increased 1% to $1.032 billion, from $1.024 billion for the year ended December 31, 2008. Organic growth for the year ended December 31, 2009, was 5%. Changes in currency exchange rates and the impact of divestitures and discontinued products, net of revenues from businesses recently acquired, reduced revenue growth by approximately 4%.

EPS for 2009 were $2.01, compared to $1.87 for the year ended December 31, 2008. EPS grew 6% when compared to 2008 non-GAAP diluted EPS of $1.90. Please refer to the non-GAAP financial measures table below.

IDEXX Announces Fourth Quarter Results
January 29, 2010

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2009 increased $12.4 million, or 10%, to $132.9 million from $120.5 million for the fourth quarter of 2008. As a percentage of total revenue, gross profit decreased slightly to 49%. The decrease in gross profit percentage was due primarily to the unfavorable net impact of foreign currency exchange rates, as the favorable impact on revenue of changes in foreign currency exchange rates was more than offset by losses on foreign currency hedge contracts and by the unfavorable impact on foreign currency denominated expenses. Gross profit percentage was also impacted by higher relative sales of lower margin IDEXX VetLab® instruments and laboratory and consulting services and lower average sales prices in certain product lines. These unfavorable items were partly offset by gross profit improvement in our laboratory and consulting services product line, lower royalty expense, and lower depreciation expense associated with IDEXX VetLab® instruments that are under rental agreements with customers.

Research and development ("R&D") expense for the fourth quarter of 2009 was $16.0 million, or 6% of revenue, compared to $17.1 million, or 7% of revenue for the fourth quarter of 2008. The decrease in R&D expense was due to the absence of pharmaceutical business R&D spending in the fourth quarter of 2009, resulting from the disposition of substantially all of our pharmaceutical product line and assets in the fourth quarter of 2008.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2009 was $72.8 million, or 27% of revenue, compared to $66.1 million, or 27% of revenue, for the fourth quarter of 2008. The increase in SG&A expense resulted primarily from higher personnel costs in selling, customer support and administrative functions, and the unfavorable impact of exchange rate changes on foreign currency denominated expenses. Fourth quarter 2008 SG&A included a charge of $1.5 million related to the 2008 disposition and the related restructuring of the remaining pharmaceutical product line.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and twelve months ended December 31, 2009, as well as a reconciliation of earnings per share to non-GAAP EPS.

IDEXX Announces Fourth Quarter Results
January 29, 2010

Outlook for 2010

The Company provides the following updated guidance for the full year of 2010. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2010. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2010.

•
Revenues are expected to be $1.1 to $1.115 billion, which represents reported revenue growth of 7% to 8% and organic revenue growth of 5% to 6%. This guidance is higher than the previous guidance of $1.08 to $1.1 billion, provided in October 2009, as a slight increase in anticipated organic revenue growth is anticipated to be partially offset by lower estimated currency benefits from the weakening of the U.S. Dollar relative to other major currencies.

•	EPS are expected to be $2.20 to $2.25, compared to our previous guidance of $2.15 to $2.25.

•	Free cash flow is expected to be approximately 110% of net income.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter results. To participate in the conference call, dial 1-612-288-0329 or 1-800-288-8967 and reference confirmation code 143973. An audio replay will be available through February 5, 2010 by dialing 1-320-365-3844 and referencing replay code 143973.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,800 people and offers products to customers in over 100 countries.

IDEXX Announces Fourth Quarter Results
January 29, 2010

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the impact of a weak economy on demand for the Company’s products and services; the impact of changes and disruptions in financial and currency markets; the effectiveness of the Company’s sales and marketing activities; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; the Company’s ability to manufacture complex biologic products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company’s operations due to natural disasters or system failures; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended September 30, 2009, in the section captioned "Risk Factors.”

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2009	2008	2009	2008
Revenue:	Revenue	$270,335	$243,293	$1,031,633	$1,024,030
Expenses and
Income:	Cost of revenue	137,404	122,772	505,352	494,264
	Gross profit	132,931	120,521	526,281	529,766
	Sales and marketing	43,383	39,951	167,748	169,693
	General and administrative	29,393	26,179	117,440	115,586
	Research and development	16,008	17,063	65,124	70,552
	Loss on disposition of pharmaceutical product
	lines and related restructuring	-	1,479	-	1,479
	Income from operations	44,147	35,849	175,969	172,456
	Interest expense, net	(243)	(581)	(1,430)	(2,269)
	Income before provision for income taxes	43,904	35,268	174,539	170,187
	Provision for income taxes	12,943	11,713	52,304	54,018
Net Income:	Net income	30,961	23,555	122,235	116,169
	Less: Noncontrolling interest in subsidiary’s
	earnings	10	-	10	-
	Net income attributable to stockholders	$30,951	$23,555	$122,225	$116,169
	Earnings per share: Basic	$0.53	$0.40	$2.08	$1.94
	Earnings per share: Diluted	$0.51	$0.39	$2.01	$1.87
	Shares outstanding: Basic	58,506	59,453	58,809	59,953
	Shares outstanding: Diluted	60,507	61,083	60,682	62,249

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2009	2008	2009	2008
Key Operating	Gross profit	49.2%	49.5%	51.0%	51.7%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	26.9%	27.2%	27.6%	27.9%
revenue):	Research and development expense	5.9%	7.0%	6.3%	6.9%
	Loss on disposition of pharmaceutical product
	lines and related restructuring	-	0.6%	-	0.1%
	Income from operations(1)	16.3%	14.7%	17.1%	16.8%

International	International revenue (in thousands)	$118,660	$97,071	$417,116	$413,973
Revenue:	International revenue as percentage of
	total revenue	43.9%	39.9%	40.4%	40.4%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended
					Net Income
			Income from		Attributable to		Earnings per Share
	Gross Profit		Operations		Stockholders		Diluted
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP measurement	$132,931	$120,521	$44,147	$35,849	$30,951	$23,555	$0.51	$0.39
% of revenue	49.2%	49.5%	16.3%	14.7%	11.4%	9.7%
Disposition of pharmaceutical product lines
and related restructuring(1)	-	-	-	1,479	-	3,598	-	0.06
Non-GAAP comparative measurements(2)	$132,931	$120,521	$44,147	$37,328	$30,951	$27,153	$0.51	$0.44
% of revenue	49.2%	49.5%	16.3%	15.3%	11.4%	11.2%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the impact of the disposition of certain pharmaceutical product lines and the related restructuring of the remaining pharmaceutical business in 2008 is not indicative of future performance because significant transactions and related costs of a similar nature are not likely to recur within a reasonable period. In the fourth quarter of 2008 we completed a transaction to sell our ACAREXX and SURPASS pharmaceutical products and a product then under development, which were a part of our CAG segment, and subsequently restructured the remaining pharmaceutical business.

(2) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Twelve Months Ended
					Net Income
			Income from		Attributable to		Earnings per Share
	Gross Profit		Operations		Stockholders		Diluted
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP measurement	$526,281	$529,766	$175,969	$172,456	$122,225	$116,169	$2.01	$1.87
% of revenue	51.0%	51.7%	17.1%	16.8%	11.8%	11.3%
Disposition of pharmaceutical product lines
and restructuring(1)	-	-	-	1,479	-	3,598	-	0.06
Discrete income tax benefits(2)	-	-	-	-	-	(1,472)	-	(0.02)
Non-GAAP comparative measurements(3)	$526,281	$529,766	$175,969	$173,935	$122,225	$118,295	$2.01	$1.90
% of revenue	51.0%	51.7%	17.1%	17.0%	11.8%	11.6%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows; however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the impact of the disposition of certain pharmaceutical product lines and the related restructuring of the remaining pharmaceutical business in the fourth quarter of 2008 is not indicative of future performance because significant transactions and related costs of a similar nature are not likely to recur within a reasonable period. In the fourth quarter of 2008 we completed a transaction to sell our ACAREXX and SURPASS pharmaceutical products and a product then under development, which were a part of our CAG segment, and subsequently restructured the remaining pharmaceutical business.

(2) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to lower anticipated international tax rates.

(3) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2009	2008	2009	2008
Revenue:	CAG	$217,861	$196,523	$843,303	$834,056
	Water	18,507	17,182	73,214	74,469
	PAS	23,360	20,310	77,208	80,762
	Other	10,607	9,278	37,908	34,743
	Total	$270,335	$243,293	$1,031,633	$1,024,030

Gross Profit:	CAG	$100,346	$90,359	$410,356	$412,199
	Water	11,272	11,479	47,233	47,052
	PAS	15,592	14,307	51,256	55,005
	Other	5,605	4,289	17,067	15,131
	Unallocated	116	87	369	379
	Total	$132,931	$120,521	$526,281	$529,766

Income from
Operations:	CAG	$29,304	$24,210	$136,121	$129,620
	Water	7,279	7,893	31,615	31,330
	PAS	6,269	6,936	17,271	21,760
	Other	3,570	919	3,425	1,555
	Unallocated	(2,275)	(4,109)	(12,463)	(11,809)
	Total	$44,147	$35,849	$175,969	$172,456

Gross Profit
(as a percentage
of revenue):	CAG	46.1%	46.0%	48.7%	49.4%
	Water	60.9%	66.8%	64.5%	63.2%
	PAS	66.7%	70.4%	66.4%	68.1%
	Other	52.8%	46.2%	45.0%	43.6%

Income from
Operations
(as a percentage
of revenue):	CAG	13.5%	12.3%	16.1%	15.5%
	Water	39.3%	45.9%	43.2%	42.1%
	PAS	26.8%	34.2%	22.4%	26.9%
	Other	33.7%	9.9%	9.0%	4.5%

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	December 31, 2009	December 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$217,861	$196,523	$21,338	10.9%	4.3%	0.5%	6.1%
Water	18,507	17,182	1,325	7.7%	4.7%	-	3.0%
PAS	23,360	20,310	3,050	15.0%	9.6%	-	5.4%
Other	10,607	9,278	1,329	14.3%	2.6%	-	11.7%
Total	$270,335	$243,293	$27,042	11.1%	4.7%	0.4%	6.0%

Three Months Ended
Net CAG Revenue	December 31, 2009	December 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$92,817	$81,559	$11,258	13.8%	4.3%	-	9.5%
Rapid assay products	30,081	30,240	(159)	(0.5)%	1.8%	-	(2.3)%
Laboratory and consulting services	75,423	65,260	10,163	15.6%	6.1%	2.1%	7.4%
Practice information systems and digital radiography	19,540	18,918	622	3.3%	1.9%	0.6%	0.8%
Pharmaceutical products	-	546	(546)	(100.0)%	-	(100.0)%	-
Net CAG revenue	$217,861	$196,523	$21,338	10.9%	4.3%	0.5%	6.1%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended December 31, 2008 to the three months ended December 31, 2009.

(2) Represents the percentage change in revenue during the three months ended December 31, 2009 compared to the three months ended December 31, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to September 30, 2008.

(3) Organic Growth

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Twelve Months Ended
Net Revenue	December 31, 2009	December 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

CAG	$843,303	$834,056	$9,247	1.1%	(2.3)%	(2.0)%	5.4%
Water	73,214	74,469	(1,255)	(1.7)%	(3.4)%	-	1.7%
PAS	77,208	80,762	(3,554)	(4.4)%	(3.4)%	-	(1.0)%
Other	37,908	34,743	3,165	9.1%	(0.4)%	-	9.5%
Total	$1,031,633	$1,024,030	$7,603	0.7%	(2.4)%	(1.6)%	4.7%

Twelve Months Ended
Net CAG Revenue	December 31, 2009	December 31, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$332,706	$318,533	$14,173	4.4%	(2.7)%	-	7.1%
Rapid assay products	147,078	146,867	211	0.1%	(0.7)%	-	0.8%
Laboratory and consulting services	298,410	288,244	10,166	3.5%	(3.0)%	0.7%	5.8%
Practice information systems and digital radiography	65,055	61,291	3,764	6.1%	(0.8)%	0.2%	6.7%
Pharmaceutical products	54	19,121	(19,067)	(99.7)%	-	(99.6)%	(0.1)%
Net CAG revenue	$843,303	$834,056	$9,247	1.1%	(2.3)%	(2.0)%	5.4%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the twelve months ended December 31, 2008 to the twelve months ended December 31, 2009.

(2) Represents the percentage change in revenue during the twelve months ended December 31, 2009 compared to the twelve months ended December 31, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2007.

(3) Organic Growth

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	December 31,
		2009	2008
Assets:	Current Assets:
	Cash and cash equivalents	$106,728	$78,868
	Accounts receivable, net	115,107	111,498
	Inventories	110,425	115,926
	Other current assets	44,078	49,598
	Total current assets	376,338	355,890
	Property and equipment, at cost	346,592	320,198
	Less: accumulated depreciation	146,646	130,552
	Property and equipment, net	199,946	189,646
	Other long-term assets, net	232,243	219,901
	Total assets	$808,527	$765,437
Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$19,133	$28,006
	Accrued expenses	104,959	104,616
	Debt	119,603	151,385
	Deferred revenue	12,610	11,285
	Total current liabilities	256,305	295,292
	Long-term debt, net of current portion	4,281	5,094
	Other long-term liabilities	33,362	26,857
	Total long-term liabilities	37,643	31,951

	Total stockholders’ equity	514,569	438,194
	Noncontrolling interest	10	-
	Total equity	514,579	438,194
	Total liabilities and stockholders’ equity	$808,527	$765,437

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2009	2009	2009	2009	2008
Key
Balance Sheet	Days sales outstanding	38.9	41.2	40.2	43.8	41.9
Information:	Inventory turns	2.2	1.8	1.8	1.6	2.0

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2009	2008
Operating:	Cash Flows from Operating Activities:
	Net income attributable to stockholders	$122,225	$116,169
	Noncontrolling interest in subsidiary’s earnings	10	-
	Net income	122,235	116,169
	Non-cash charges	63,042	60,650
	Changes in current assets and liabilities, net of acquisitions and disposals	(11,559)	(33,511)
	Net cash provided by operating activities	$173,718	$143,308
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(49,418)	(89,237)
	Proceeds from disposition of pharmaceutical product lines	3,377	7,025
	Proceeds from sale of property and equipment	2,079	-
	Acquisitions of intangible assets and businesses, net of cash acquired	(7,180)	(8,649)
	Acquisition of equipment leased to customers	(1,245)	(734)
	Net cash used by investing activities	$(52,387)	$(91,595)
Financing:	Cash Flows from Financing Activities:
	Borrowings (payments) on revolving credit facilities, net	(32,830)	79,550
	Payment of other notes payable	(926)	(595)
	Purchase of treasury stock	(83,099)	(132,342)
	Proceeds from the exercise of stock options and employee stock purchase plans	16,366	16,360
	Tax benefit from exercise of stock options and vesting of restricted stock units	5,194	6,237
	Net cash used by financing activities	$(95,295)	$(30,790)
	Net effect of changes in exchange rates on cash	1,824	(2,415)
	Net increase in cash and cash equivalents	27,860	18,508
	Cash and cash equivalents, beginning of period	78,868	60,360
	Cash and cash equivalents, end of period	$106,728	$78,868

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2009	2008
Free Cash
Flow:	Net cash provided by operating activities	$173,718	$143,308
	Financing cash flows attributable to tax benefits from exercise of stock options
	and vesting of restricted stock units	5,194	6,237
	Purchase of property and equipment	(49,418)	(89,237)
	Acquisition of equipment leased to customers	(1,245)	(734)
	Free cash flow	$128,249	$59,574

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces Fourth Quarter Results
January 29, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Cash Flow Impact of Pharmaceutical Transactions and Restructuring
Amounts in thousands (Unaudited)

December 31,
2008
Proceeds	$8,402
Restructuring and transaction expenses incurred	(671)
Tax charge related to disposal of nondeductible goodwill	(2,666)
Realization of deferred tax assets	4,228
Tax benefit realized from transaction loss	401
Net cash flow realized from transaction and restructuring	$9,694

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Share repurchases during the period	486	297	1,919	2,640
Average price paid per share	$51.69	$33.41	$43.30	$50.14

Shares remaining under repurchase authorization as of December 31, 2009:		2,294